Exhibit 99.1

ProPhase Labs Provides Business Update

Garden City, NY, October 13, 2021 (GLOBE NEWSWIRE) — ProPhase Labs, Inc. (NASDAQ: PRPH), a diversified biotech and genomics company, today announces that it expects its Q3 2021 COVID-19 testing revenues to be lower than its Q2 2021 testing revenues given the overall lower levels of COVID-19 testing during the summer months. However, based on the recent uptick in COVID-19 testing (due in part to various government and employer-imposed mandates) and the Company’s growing customer base for testing services, the Company anticipates Q4 2021 COVID-19 testing revenues to be in-line the record levels achieved in Q1 of this year, despite recently decreasing COVID-19 positivity rates.

Ted Karkus, ProPhase’s Chief Executive Officer, commented, “While the decline in the COVID-19 positivity rates continued from mid-January 2021 through mid-Q3, positivity rates rebounded significantly in late August and September. As a result, we have seen our testing levels surge in October. We anticipate this surge will continue through the remainder of Q4 based on our expanding customer base, including municipal contract wins and the opening of schools and other high-traffic venues, many of which will require either vaccinations or regular COVID-19 testing to gain access. We are also building a sizable customer base of independent pharmacies that we anticipate will provide consistent and growing testing revenues for our diagnostics business.

Mr. Karkus added, “We are currently testing at the highest levels since our all-time peak in January 2021. All of our year-to-date growth has been completely organic, and our lab has never been more organized and efficient.

“In addition, the integration of recently-acquired Nebula Genomics into our ProPhase Precision Medicine division continues to proceed as planned. We believe that combining Nebula Genomics’ comprehensive genomic testing with our CLIA-certified lab capabilities will lead to faster turnaround times and lower price points, driving additional demand. We also plan to offer low-pass genomic testing at significantly lower price points. This will allow us to leverage our distribution network of more than 40,000 food, drug, and mass retail stores to further expand direct-to-consumer and big-box retail distribution of Nebula’s genomic sequencing products and services. Each of these initiatives could significantly grow sales as we look forward into 2022,” said Mr. Karkus.

“We are also continuing to evaluate and pursue additional strategic and synergistic acquisitions to build our precision medicine and genomics research capabilities with the help of world-renowned genomics expert, George Church, co-founder of Nebula Genomics and advisor to ProPhase,” concluded Mr. Karkus.

About ProPhase Labs

ProPhase Labs (Nasdaq: PRPH) (“ProPhase”) is a diversified biotech and genomics company that seeks to leverage its CLIA lab services to provide whole genome sequencing and research direct to consumers and build a genomics data base to be used for further research. The Company continues to provide traditional CLIA molecular laboratory services, including COVID-19 testing. ProPhase Precision Medicine, Inc. focuses on genomics testing technologies, a comprehensive method for analyzing entire genomes, including the genes and chromosomes in DNA. The data obtained from genomic testing can help to identify inherited disorders and tendencies, help predict disease risk, help identify expected drug response, and characterize genetic mutations, including those that drive cancer progression.

ProPhase Diagnostics offers a broad array of clinical diagnostic and testing services at its CLIA certified laboratories. ProPhase Diagnostics serves patients who may have SARS-CoV-2 (COVID-19) through both saliva and nasal swab methods. Critical to COVID testing, results are provided in under 24 hours. ProPhase Diagnostics also offers PCR (polymerase chain reaction) testing for Influenzas A and B and RSV; as well as antigen and antibody/immunity tests to broaden its COVID-19 testing beyond RT-PCR testing.

ProPhase Global Healthcare, Inc. was formed to seek to expand the Company’s SARS-CoV-2 (COVID-19) testing into other countries and to pursue additional healthcare-related initiatives.

ProPhase Labs has decades of experience researching, developing, manufacturing, distributing, marketing, and selling OTC consumer healthcare products and dietary supplements, including dietary supplements under the TK Supplements® brand. ProPhase actively pursues strategic investments and acquisition opportunities for other companies, technologies, and products. For more information, visit www.ProPhaseLabs.com.

Forward Looking Statements

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategy, plans, objectives and initiatives, including statements regarding our expectations with respect to Q3 and Q4 COVID-19 testing revenues, our goal to build a sizable customer base of independent pharmacies that will provide consistent and growing testing revenues for our diagnostics business, our plans to provide genomic testing with faster turnaround times and lower price points, and our ongoing efforts to evaluate and pursue additional strategic and synergistic acquisitions to build our precision medicine and genomics research capabilities. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include but are not limited to general economic conditions, the scale, scope and duration of the COVID-19 pandemic, consumer demand for our COVID-19 testing and other lab processing services, challenges relating to entering into new business lines, the competitive environment, our failure to obtain and maintain necessary regulatory approvals, our ability to continue to ramp up our labs’ testing capacity and execute on our business plan, and the risk factors listed from time to time in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and any other SEC filings.

Media Relations Contact:
Jules Abraham
Director of Public Relations
CORE IR
917-885-7378
julesa@coreir.com